UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2004

COURTYARD BY MARRIOTT II LIMITED PARTNERSHIP

(Exact name of registrant as specified in its charter)

DELAWARE	1-16728	52-1533559
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6903 Rockledge Drive, Suite 1500

Bethesda, MD 20817

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code (240) 744-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

See the discussion of the purchase agreement and indenture set forth below in Item 2.03, which is incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

General

On November 16, 2004, Courtyard by Marriott II Limited Partnership (the “Company”) and its wholly-owned subsidiary, Courtyard II Finance Company (“Finance,” and, together with the Company, the “Issuers”) entered into a purchase agreement to issue and sell in a private placement $127,400,000 in aggregate principal amount of its 10 3/4% Senior Secured Notes due 2008 (the “New Notes”) to Fortress Credit Opportunities I LP and Fortress Credit Opportunities II LP. The issuance of the New Notes is scheduled to occur on December 17, 2004.

The Company is replacing the Existing Notes (as defined herein) with the New Notes in order to (i) permit more opportunistic access to debt markets by minimizing prepayment delays, (ii) eliminate the costs associated with public filing requirements under the Securities Exchange Act of 1934, and (iii) release for general partnership use certain funds that are, and would otherwise be, required to be reserved under the indenture governing the Existing Notes.

Use of Proceeds to Redeem Existing Notes

The net proceeds from the issuance and sale of the New Notes and available cash will be used to redeem any and all of the Issuers’ outstanding 10 3/4% Senior Secured Notes due 2008 (the “Existing Notes”), which were issued pursuant to an indenture, dated as of January 24, 1996, by and among the Issuers and The Bank of New York (as successor to IBJ Schroder Bank & Trust Company), as trustee. See Item 2.04 below for a description of the redemption of the Existing Notes.

Material Terms of the Purchase Agreement and the Indenture Governing the New Notes

The New Notes will be issued pursuant to an indenture, dated November 16, 2004, by and among the Issuers and The Bank of New York, as trustee. The New Notes will have substantially similar terms as the Existing Notes, except as described below.

Interest. Interest will be payable on the New Notes semi-annually on February 1 and August 1 of each year, commencing on February 1, 2005. Interest on each New Note will begin to accrue from the date of issuance (scheduled to occur on December 17, 2004).

Collateral. Similar to the Existing Notes, the New Notes will be senior obligations of the Issuers secured by a first priority pledge by the Company of (i) its 99% partnership interest (consisting of a 98% limited partner interest and 1% general partner interest) in Courtyard II Associates, L.P., a Delaware limited partnership (“Associates”), an indirect, wholly owned subsidiary of the Company, and (ii) its 100% equity interest in Courtyard II Associates Management Corporation, a Delaware corporation and wholly owned subsidiary of the Company (“Courtyard II”). Courtyard II is the managing general partner of Associates and owns as its only assets the remaining 1% general partner interest in Associates and a 1% membership interest in CBM Associates II LLC, a Delaware limited liability company (“Associates II”). The remaining 99% membership interest in Associates II is owned by Associates. All of the operating and certain other assets of the Company are held by Associates, which owns 69 Courtyard by Marriott hotels, and Associates II, which owns one Courtyard by Marriott hotel. The New Notes will rank pari passu in right of payment with all existing and future senior indebtedness of the Issuers.

Debt Service Reserve. The Existing Notes require the Company to establish and fund a debt service reserve account from Consolidated Excess Cash Flow (as such term is defined in the indenture governing the Existing Notes) for the benefit of the holders of the Existing Notes in an amount equal to one six-month interest payment on the outstanding Existing Notes. As of November 16, 2004, the debt service reserve account was not funded. In addition to the debt service reserve account, the indenture governing the Existing Notes requires that in the event the Company fails to maintain certain levels of Consolidated Excess Cash Flow, the Company will be required, until certain cure events occur, to suspend distributions to limited partners and other restricted payments in order to fund a supplemental debt service reserves account for the benefit of the holders of the Existing Notes in an amount equal to two six-month interest payments on the Existing Notes. As of November 16, 2004, the Company had $1.4 million in the supplemental debt reserve account. This amount will be released to the Company upon the redemption of the Existing Notes. Both

1

reserve accounts are required to be funded at certain points in time with Consolidated Excess Cash Flow. The indenture governing the New Notes does not require the Company to establish a debt service reserve account or a supplemental debt service reserve account until January 2006, when the Company is required to establish and commence funding a debt service reserve account each quarter out of any Consolidated Excess Cash Flow.

Optional Redemption. The Issuers may redeem the New Notes, in whole or in part, at any time upon one business day’s notice, at the option of the Issuers at a price equal to 100% of the principal amount outstanding, plus accrued and unpaid interest. The Existing Notes were not redeemable prior to February 1, 2001, and thereafter were redeemable, in whole or in part, at any time upon 30 days’ notice, at the option of the Issuers at a premium declining to par in 2004, plus accrued and unpaid interest.

Change of Control. Pursuant to the indenture governing the Existing Notes, upon an occurrence of a change of control (as defined therein), the Issuers are required to make an offer to repurchase all of the outstanding Existing Notes at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, and Liquidated Damages (as defined therein), if any. The indenture governing the New Notes contains the identical provision, except that the offer to repurchase will be made at a price equal to 100% of the aggregate principal amount of the New Notes, plus accrued and unpaid interest, if any.

Asset Sales; Offer to Purchase. The indenture governing the Existing Notes provides that the Company will not engage in any asset sale (as defined therein), unless certain conditions are satisfied, including among others, that at least 85% of the consideration received is in the form of cash or cash equivalents. The net cash proceeds of any such asset sale are required to be applied to pay down our existing CMBS debt. Any net cash proceeds from an asset sale remaining after the application of the proceeds to pay down such existing debt is considered excess proceeds. Within 30 days following each date on which the aggregate amount of excess proceeds exceeds $5.0 million, the Company is required to make an offer to purchase the maximum principal amount of the Existing Notes at the asset sale offer prices set forth therein. The indenture governing the New Notes includes a provision that is substantially similar to the asset sale provision described above, except that the Company may also use the net cash proceeds from an asset sale in certain cases for capital expenditures and renovations on Courtyard by Marriott hotels (in which case they would not be considered excess proceeds) to the extent that such net cash proceeds are not required to be used to repay our existing CMBS debt under the terms of such debt. Additionally, under the indenture governing the New Notes, the asset sale offer price is 100% of the principal amount of the New Notes being purchased, plus accrued and unpaid interest.

Restrictive Covenants. The indenture governing the New Notes contains covenants substantially similar to the covenants contained in the indenture governing the Existing Notes, which limit the ability of the Issuers and their respective subsidiaries to:

•	incur additional indebtedness and issue preferred equity;

•	make distributions;

•	repurchase equity or subordinated indebtedness;

•	create certain liens;

•	sell assets;

•	enter into certain transactions with affiliates;

•	issue or sell equity of each Issuer’s subsidiaries;

•	enter into certain mergers and consolidations; and

•	amend or modify certain terms of a management agreement for the management of the Courtyard by Marriott hotels.

Events of Default. The indenture governing the New Notes contains events of default provisions substantially similar to those contained in the indenture governing the Existing Notes, which provide that upon a continuing event of default, the trustee or the holders of at least 25% of the principal amount of the New Notes may declare the New Notes immediately

2

due and payable, except that a default resulting from an Issuer’s entry into a bankruptcy, insolvency or similar proceeding will automatically cause the New Notes to become due and payable. Events of default consist of:

•	the failure by the Issuers to pay interest on the New Notes when due and payable and the continuance of such failure for a period of 30 days;

•	the failure by the Issuers to pay the principal of the New Notes when and as the same becomes due and payable at maturity, upon redemption, by acceleration or otherwise;

•	the failure by the Issuers to observe or perform the covenants and agreements in the New Notes or the indenture governing the New Notes and the continuance of such failure for a period of 30 days after notice to the Issuers by the trustee, or to the Issuers and the trustee by holders of at least 25% of the principal amount of the New Notes;

•	certain events of bankruptcy, insolvency or similar proceedings in respect of the Company and its subsidiaries;

•	defaults in other Indebtedness of the Company or its subsidiaries with an aggregate principal amount in excess of $10 million under certain circumstances;

•	a final unsatisfied judgment in excess of $10 million being entered against the Company or its subsidiaries at one time that are not covered by insurance or stayed or discharged within 60 days; and

•	the termination of the management agreement for the management of the Courtyard by Marriott hotels.

Securities Act Matters; Reporting Requirements

The New Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. The Issuers have no obligation to register the New Notes under the Securities Act.

The indenture governing the New Notes will not require the Company to prepare and file reports pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a result, as soon as possible after the closing of the transactions described in this report (including the redemption of the Existing Notes), the Company intends to cease filing reports with the Securities and Exchange Commission (the “SEC”) under the Exchange Act as permitted by SEC rules. Holders of the New Notes will be entitled to receive unaudited quarterly and audited annual financial statements and any other financial information sent to the holders of the Issuers’ other indebtedness.

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

Pursuant to the indenture governing the Existing Notes, on November 17, 2004, the Issuers gave notice to holders of the Existing Notes that they have elected to redeem, on December 17, 2004, any and all of the Existing Notes for cash at a price equal to 100% of the principal amount of the Existing Notes, plus accrued and unpaid interest on such principal amount of Existing Notes to, but not including, the redemption date.

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

November 22, 2004	COURTYARD BY MARRIOTT II LIMITED PARTNERSHIP

By: CBM Two LLC, its general partner

/s/ Larry K. Harvey
By: Larry K. Harvey
Vice President (Principal Financial Officer)

4